Exhibit 10.3

Cardtronics, Inc.

2016 Long Term Incentive Plan

The stockholders of Cardtronics, Inc. (the “Company”) have approved the Second Amended and Restated 2007 Stock Incentive Plan (the “Plan”).  The principal objectives of the Plan are to provide a means through which the Company can: (i) attract able persons to serve as employees or directors of the Company; and (ii) provide such individuals with incentive and reward opportunities designed to enhance the long term profitable growth of the Company and its Affiliates.  In furtherance of those objectives, the Compensation Committee (the “Committee”) has adopted the following 2016 Long Term Incentive Plan (this “LTIP”) for calendar year 2016 (the “Performance Period”) to provide for long term incentive awards, a portion of which are Performance Awards, under the Plan.

All capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to such terms in the Plan.

Pursuant to this LTIP and subject to its discretion, the Committee, or the Chief Executive Officer (“CEO”) with respect to employees who are not Section 16 Officers (subject to review by the Committee), will make annual equity grants equity to eligible employees (“Participants”).  Save and except for the CEO Pool (as defined herein) or other Committee approved grants, it is intended that in the current Plan year the Company will make equity grants pursuant only to this LTIP.  For purposes of this LTIP, “Section 16 Officers” shall mean the executive officers that have been designated by the Company as subject to section 16 of the Exchange Act, including any successor section to the same or similar effect.

The terms and conditions of this LTIP are set forth below; provided, however, that prior to any grant, the Committee reserves the right to change any or all terms or conditions.

I. Participants:

Participants will include designated employees, including the senior management team and other key contributors, as selected annually by the Committee as to executive officers and by the CEO as to all others.  No employee shall have a “right” to be a Participant; but shall be selected for participation based upon merit and performance.  Accordingly, it is possible that a Participant in this LTIP this year will not be a Participant in any subsequent long term incentive plan.

II. Performance Qualifiers:

For any Award to be payable under this LTIP, both of the following performance qualifiers must be met:

A. The Company must be compliant with all material public company regulations and reporting requirements for its fiscal year.

B. The Participant must achieve the minimum performance standards established by his or her superior and/or the Board and must have completed the required corporate and compliance training as assigned.

Upon attainment of these qualifiers, each LTIP metric is then evaluated independently for achievement and earnings under this LTIP.

III. Design: All awards granted pursuant to this LTIP during the Plan year will comprise of 25% Time Based Restricted Stock Units and 75% Performance Based Restricted Stock Units.    In any given Plan year, the Committee in its sole discretion may elect to grant any one or more types of Awards permitted under this LTIP.

A. Time Based Restricted Stock Units granted under this LTIP will vest at the end of each Vesting Periods (defined in Section V below).

B. Performance Based Restricted Stock Units granted under this LTIP will be earned only if the Company achieves certain minimum Performance Targets (as defined in Section III.E below) during the Performance Period that are established by the Committee prior to the grant date of the Award.

C. Metrics: Consistent with its desire to reward long term performance objectives, the Committee has selected:

i. Revenue, defined as Global Total Revenues (“Total Revenue”) per US GAAP as reported in the Company’s 10-K for the 2016 fiscal year, as adjusted in Section IV of this LTIP.

ii. Global Adjusted Net Income Per Share (“Adjusted EPS”), as reported in the Reconciliation of Non-GAAP Measures in the Company’s 10-K for the 2016 fiscal year as the metrics that will be used to measure performance over the Performance Period, as adjusted in Section IV of this LTIP.

D. Weighting: Each of the above metrics (Total Revenue and Adjusted EPS) will be equally weighted to determine the “payout multiple”.

i. Each metric will be evaluated independently and, as such, an Award may be earned for one metric even if the threshold is not achieved for the other metric.

E. Performance Targets: In order to promote the desired activity on the part of the Participants in this LTIP, prior to March 31 of the Plan year, the Committee will establish the Performance Targets applicable only to the performance-restricted component, including the Threshold, Target and Maximum performance levels and corresponding earn-out schedule, the Total Pool available to be awarded to Participants and the allocation methodology for that Performance Period.

i. Payout Multiples: Under this LTIP, the number of Performance Based Restricted Stock Units earned will be a function of the level of performance achieved by the Company.  The Committee will establish the total value of the pool as well as the Threshold, Target, and Maximum performance levels (the “Performance Targets”) for each performance metric selected.  The Committee has also determined the payout multiples to be used for Threshold, Target and Maximum performance achievement.  The pool size, metrics and associated payout multiples are set forth on Exhibit “A” attached hereto.  If the Threshold level of performance is not achieved for a given Performance Period for a particular metric, the Performance Based Restricted Stock Units granted for that metric will be forfeited and the recipients advised thereof. Results will be interpolated between achievement levels.

ii. Vesting following achievement of Earned Awards: Earned Awards are then subject to time based vesting restrictions.  Each Award will be evidenced by a written agreement by and between the Company and the applicable Participant.  On or before March 31st following completion of the Performance Period, the Committee shall determine the extent to which the Performance Targets were met and the resulting number of Restricted Stock Units earned for the Performance Period.  For performance levels between Threshold and Target and between Target and Maximum, the number of Restricted Stock Units earned will be determined by interpolation.

IV. Adjustment to Actual Performance for the Purpose of Incentive Earned Calculations

The Performance Levels described in this LTIP represent the Company’s business as of January 1st of the calendar year.  The Committee has approved the following categories of adjustments to actual performance for the purpose of calculating the level of performance achieved under this LTIP. However, the Committee will review and approve all adjustments to actual performance prior to the completion of the calculation of Awards earned under this LTIP.  Certain adjustments may already be incorporated in Adjusted EPS, and it is not intended that the same adjustment be made twice.

A. Currency Exchange Rate and Income Tax Rate Adjustments—Currency Exchange Rate and Income Tax Rate Adjustments will be applied to actual results having the effect of neutralizing changes (i.e., no positive or negative impact) in exchange or income tax rates when results are determined as compared to exchange rates and income tax rates in effect when Targets (budgets) were established.  Adjustments will be applied as required to both Total Revenue and Adjusted EPS metrics.

B. Acquisition and Strategic Investment, Corporate Transaction and Reorganization Performance Adjustments—Actual results relative to any acquisitions involving annual revenues in excess of 1% of prior year consolidated revenues, or strategic investments involving capital expenditures in excess of 10% of the current year capital budget, or other strategic acquisitions, corporate transactions and reorganizations or other investments as approved by the Board, will be adjusted by subtracting the Board approved business case for each acquisition/investment under procedures approved by the Committee, thus rewarding management for better than business case performance and holding management accountable for less than business case performance in calculating incentives earned.  Adjustments will be applied as required to both Total Revenue and Adjusted EPS metrics. Transaction costs and other non-recurring costs associated with such acquisition, strategic investments, corporation transactions and reorganizations and other investments will be considered as an add-back to profitability.

C. Divestiture Adjustments—Actual Company results relative to any divestiture approved by the Board will be adjusted by adding back the Board approved business case for each divestiture under procedures approved by the Committee, thus not penalizing management for completing divestitures that are in the best interest of the Company.  Adjustments will be applied as required to Total Revenue and Adjusted EPS.  If the divestiture was already considered in establishing Targets, no adjustment will be made (i.e., no adjustment will be made twice).  Transaction costs and other non-recurring costs associated with such divestitures will be considered an add-back to profitability.  The Committee reserves the right to review and approve any gain/loss made on the sale and its impact to the Company’s results.

D. Unbudgeted acquisition, transaction or reorganization-related costs and other non-recurring costs, inclusive of costs incurred to review and/or complete an acquisition such as legal, advisory, accounting, tax, other professional costs, and other expenses associated with recently completed/considered acquisitions will be considered add-backs to profitability consistent with the Company’s public reporting of such costs in its periodic earnings reports and filings with the Securities and Exchange Commission.

E. Employee termination related costs will only be considered an add-back to profitability in the case of the termination of a current Named Executive Officer (as defined in Item 402 of Regulation S-K) or employee designated as such in the past three years or due to a broader reduction-in-force plan involving the termination of multiple employees with prior Committee approval.  The add-back will only include amounts in excess of the annual budget for the current year for the specific position/employee.

F. To the extent there is a change in accounting presentation during the year, the effect of which changes the measurement of achievement of results under this LTIP, either positively or negatively, the Committee shall neutralize the impact of such changes.

G. Other adjustments that the Committee deems appropriate. Any specific adjustment to the Company’s performance for the purpose of determining earned awards under this LTIP must be approved by the Committee.

V. Time Based Vesting (lapsing of restrictions): Subject to the exceptions set forth in Sections VI and VII below, all or a portion of a Participant’s Award shall remain subject to certain forfeiture restrictions until the passage of a prescribed amount of time.  Specifically, the Company has established three time periods (each, a “Vesting Period”) over which a Participant shall become fully vested in his Award.  Those time periods shall be 24, 36 and 48 months from January 31st of the Performance Period.  Accordingly, the forfeiture restrictions shall lapse as follows: 50% of any Award at the end of the first Vesting Period, an additional 25% at the end of the second Vesting Period, and the final 25% at the expiration of the third Vesting Period.  At the expiration of each Vesting Period, the Company shall settle each vested Restricted Stock Unit with one share of Common Stock and will instruct its stock transfer agent to issue and to deliver such shares of Common Stock to the Participant within 30 days following the vesting date or event.

VI. Recoupment of Incentive Compensation Policy a/k/a Clawback policy

The Board has adopted the Recoupment of Incentive Compensation Policy a/k/a the “Clawback” Policy (as may be amended from time to time, the “Policy”). A copy of the Policy is attached hereto as Exhibit “B” and applies to all Performance Based Restricted Stock Units and all shares of Common Stock derived therefrom that are earned under this LTIP.  Each Participant will be provided a copy of the Policy and will as a condition to receiving any Performance Based Restricted Stock Unit Award agree in writing (i) to be bound by the current Policy and (ii) not to seek indemnification or contribution from the Company for any amounts reimbursed or clawed back pursuant to the Policy.

VII. Stock Ownership Policy: All awards earned under this LTIP may be subject to the Cardtronics, Inc. Stock Ownership policy as it applies to certain employees of the Company (including executive officers).

VIII. Termination of Employment: The following provisions shall apply in the event of a termination of employment.

A. Termination of Employment during a Performance Period.  Unless otherwise provided for in a separate award agreement, in the event that a Participant’s employment with the Company shall terminate during a Performance Period, the following shall apply:

i. Death or Disability. In the event a Participant’s employment with the Company terminates as a result of death or Disability during a Performance Period, the Performance Based Restricted Stock Units granted during that Performance Period shall be treated as earned at the Target level, and shall together with the Time Based Restricted Stock Units be prorated based on the number of full and partial months employed during the Performance Period with  such earned Awards becoming fully vested and paid out in shares of Common Stock as soon as practicable (but no later than 30 days) following such employment termination.

ii. Qualified Retirement. In the event that a Participant’s employment with the Company terminates during a Performance Period as a result of a Qualified Retirement, the treatment of any pending unearned awards shall be as follows: (a) Performance Based Restricted Stock Units granted during that Performance Period shall be earned based on the actual performance level obtained over the entire Performance Period, but prorated based on the number of full and partial months that the retiring Participant was employed during the Performance Period with any such earned Awards becoming fully vested as soon as practicable following the Committee’s final determination of the achieved performance levels; and (b) Time Based Restricted Stock Units shall also be prorated based on the number of full and partial months employed during the Performance Period, but shall become fully vested immediately upon termination.

iii. Termination for Other Reasons. In the event that a Participant’s employment with the Company terminates for any reason other than death, Disability, or Qualified Retirement, the Awards granted during that Performance Period shall be forfeited by the Participant.

B. Termination of Employment after a Performance Period but Prior to Vesting. Unless otherwise provided for in a separate award agreement, in the event that a Participant’s employment with the Company shall terminate following a completed Performance Period, but prior to all earned Awards becoming fully vested, the following shall apply:

i. Death or Disability. In the event a Participant’s employment with the Company terminates as a result of death or Disability following a completed Performance Period but prior to full vesting, any unvested earned Awards shall become fully vested and paid out in shares of Common Stock as soon as practicable (but no later than 30 days) following such employment termination.

ii. Qualified Retirement. In the event a Participant’s employment with the Company terminates as a result of a Qualified Retirement following a completed Performance Period but prior to full vesting, any unvested earned Awards shall become fully vested and paid out in shares of Common Stock as soon as practicable (but no later than 30 days) following such employment termination.

iii. Termination for Other Reasons. In the event that a Participant’s employment with the Company terminates for any reason other than death, Disability or Qualified Retirement following a completed Performance Period but prior to vesting, any unvested earned Awards shall be forfeited by the Participant.

C. Six Month Delay for Specified Employees. To the extent that the Participant is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive’s “separation from service” (within the meaning of  Treasury Regulation Section 1.409A-1(h)), such Participant shall not be entitled to receive shares of Common Stock in settlement of Restricted Stock Units until the earlier of (i) the date which is six months after his or her “separation from service” for any reason other than death, or (ii) the date of the Participant’s death.  The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A of the Code.

IX. Corporate Change: Unless otherwise provided for in a separate award agreement, in the event of a Corporate Change (as defined in Section X below), the following shall apply:

A. Corporate Change during a Performance Period. In the event that a Corporate Change occurs during a Performance Period, the Awards granted during the Performance Period shall be treated as earned at the Target level.

B. Treatment of Earned Awards.

i. Participants Eligible for Qualified Retirement.  In the event that a Participant is or becomes eligible for a Qualified Retirement after the conclusion of the Performance Period but prior to the date that is 12 months prior to the final Vesting Period, then, upon a Corporate Change that is also a “change in the ownership or effective control” of the Company or “a change in a substantial portion of the assets of the corporation” within the meaning of Treasury Regulation Section 1.409A-3(i)(5), the Participant’s then-outstanding earned Awards that are not yet fully vested shall immediately become fully vested and paid out in shares of Common Stock.

ii. Participants Not Eligible for Qualified Retirement.

a. Earned Awards Exchanged For “Replacement Awards.” In connection with a Corporate Change, if an award meeting the definition of a “Replacement Award” (as defined below) is provided to a Participant to replace the Participant’s then-outstanding earned Awards (the “Replaced Awards”), then the Replaced Awards shall be deemed cancelled and shall have no further force and effect and the Company shall have no further obligation with respect to the Replaced Award.

b. Earned Awards Not Exchanged For “Replacement Awards.” In connection with a Corporate Change, to the extent a Participant’s then-outstanding earned Awards are not exchanged for Replacement Awards as provided for in paragraph ii.a above, then such earned Awards shall immediately become fully vested and paid out in shares of Common Stock.

C. Replacement Award. An award shall qualify as a Replacement Award if: (i) it has a value at least equal to the value of the Replaced Award as determined by the Committee in its sole discretion; (ii) it relates to publicly traded equity securities of the Company or its successor in the Corporate Change or another entity that is affiliated with the Company or its successor following the Corporate Change; and (iii) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award.  Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied.  The determination of whether the conditions of this Section IX.C are satisfied shall be made by the Committee, as constituted immediately before the Corporate Change, in its sole discretion.

D. Termination of Employment In Connection With the Corporate Change. Upon an involuntary termination of employment of a Participant occurring in connection with or during the period of two years after such Corporate Change, other than for cause, all Replacement Awards held by the Participant shall become fully vested and free of restrictions.

X. Definitions:  For purposes of this LTIP, the following definitions shall apply:

A. “Corporate Change” shall mean and shall be deemed to have occurred if any event set forth in any one of the following paragraphs shall have occurred:

i. the consummation of a merger of, or other business combination by, the Company with or involving another entity; a reorganization, reincorporation, amalgamation, scheme of arrangement or consolidation involving the Company; or the sale of all or substantially all of the assets of the Company to another entity; provided, in any such case, (a) the holders of equity securities of the Company immediately prior to such transaction do not beneficially own, directly or indirectly, immediately after such transaction equity securities of the resulting or surviving parent entity, the transferee entity or any new direct or indirect parent entity of the Company resulting from or surviving any such transaction entitled to 70% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the resulting or surviving parent entity, the transferee entity or any new direct or indirect parent entity of the Company resulting from or surviving any such transaction in substantially the same proportion that they owned the equity securities of the Company immediately prior to such transaction or (b) the persons who were members of the Board immediately prior to such transaction shall not constitute at least a majority of the board of directors (or comparable governing body) of the resulting or surviving parent entity, the transferee entity or any new direct or indirect parent entity of the Company resulting from or surviving any such transaction immediately after such transaction;

ii.  upon the dissolution or liquidation of the Company, other than a liquidation or dissolution into any entity in which the holders of equity securities of the Company immediately prior to such liquidation or dissolution beneficially own, directly or indirectly, immediately after such liquidation or dissolution equity securities of the entity into which the Company was liquidated or dissolved entitled to 70% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of such entity, in substantially the same proportion that they owned the equity securities of the Company immediately prior to such liquidation or dissolution;

iii.  when any person or entity, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, but excluding any employee benefit plan sponsored by the Company (or any related trust thereto), acquires or gains ownership or control (including, without limitation, power to vote) of more than 30% of the combined voting power of the outstanding equity securities of the Company, other than any entity in which the holders of equity securities of the Company immediately prior to such acquisition beneficially own, directly or indirectly, immediately after such acquisition, equity securities of the acquiring entity entitled to 70% or more of the votes then eligible to be cast in the election of directors generally (or comparable governing body) of the acquiring entity, in substantially the same proportion that they owned the equity securities of the Company immediately prior to such acquisition or any employee benefit plan sponsored by any such entity (or any related trust thereto); or

iv. as a result of or in connection with a contested election of directors, the persons who were members of the Board immediately before such election shall cease to constitute a majority of the Board.

B. “Disabled” or “Disability” shall mean that a Participant meets one of the following requirements: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.

C. “Qualified Retirement” shall mean the resignation of a Participant who meets each of the following requirements: (i) has a minimum of five years of employment with the Company; and (ii) is at least 60 years of age as of the date of retirement.

XI. Pool Size:  The Committee has the authority to determine the size of the Award pool and the number of shares in the pool (the “Pool”), which will not be increased or decreased, save and except as permitted by the application of the “payout multiples” in Section III above as applied to the Performance Based Restricted Stock Units only.  At such time, the number of shares ultimately earned may be adjusted up or down based on the Company’s performance with respect to the established performance metrics.

XII. Allocation Methodology:  Award amounts will be established for each Participant based upon various factors considered by the Committee relating to all executive officers and by the CEO with respect to all other Participants, including, but not limited to a Participant’s duties and responsibilities, specific performance objectives for the calendar year 2016 and overall competitiveness of compensation.

Participants will be divided into participation tiers based upon their roles, responsibilities and performance.  Awards to the CEO shall be recommended and approved by the Committee.  With respect to all Section 16 Officers, other than the CEO, the CEO shall recommend award participation for approval by the Committee.  Other Participants will be recommended by management and the CEO will have discretion to allocate shares among those Participants as he deems appropriate so long as the sum of all such allocations do not exceed the total number of shares allocated by the Committee.  The CEO may also withhold up to a maximum of 15% of the Pool allocated for discretionary awards until the Performance Period is completed to enable him to reward outstanding contributions.  Discretionary awards to Section 16 Officers require Committee approval.  Unallocated shares will be made available based on the extent to which Performance Targets are met as determined by the Committee.  Forfeited shares will not be available for re-distribution unless expressly approved by the Committee.

XIII. CEO Pool:  In order to achieve the objective of attracting able employees and, retaining key employees, the Committee does hereby delegate the authority to the CEO to issue Awards in addition to the Awards available for grant under this LTIP (the “CEO Pool”), with the following limitations:

A. All such Awards will be Time Based Restricted Stock Units with four‑year graded vesting (i.e., 25% at first four anniversaries of grant).

B. The maximum number of Awards that the CEO may unilaterally grant shall not exceed 50,000 shares.

C. The maximum Award to any new hire shall not exceed 20,000 shares.

D. The maximum award to a current employee may not exceed 5,000 shares.

E. The CEO may not grant awards to Section 16 Officers or other direct report new hires without Committee approval.

Any Award granted by the CEO will be included in the calculation of the maximum shares allowed for 2016 under the CEO Pool.

In the event of any conflict in a determination or interpretation as between this LTIP and the Plan, the determination or interpretation, as applicable, of the Committee shall be conclusive and be binding on any Participant.